Exhibit 2.4
Equity Transfer Agreement

Transferor (hereinafter referred to as Party A): Zhaoheng Holdings Limited
Address: Unit 05, 3/F, Mirror Tower, 61 Mody Road, Tsim Sha Tsui East, Kowloon, Hong Kong
Legal Representative: Guosheng Xu
Title: Chairman of Board

Transferee (hereinafter referred to as party B): Zhaoheng Hydropower (Hong Kong) Limited
Address: Unit 05, 3/F, Mirror Tower, 61 Mody Road, Tsim Sha Tsui East, Kowloon, Hong Kong
Legal Representative: Guosheng Xu
Title: Chairman of Board

In accordance with the relevant PRC laws and regulations and adhering to the principles of voluntariness, fairness and good faith, Party A and Party B sign this Equity Transfer Agreement (this “Agreement”).

WHEREAS:
Hunan Sanjiang Electric Power Co., Ltd. (hereinafter referred to as Hunan Sanjiang) is a joint venture company and was founded in 2004. As of the signing date of this Agreement, the registered capital of Hunan Sanjiang was RMB199.4 million, of which Shenzhen Zhaoheng Industrial Co., Ltd. contributed RMB129.61 million, or 65% equity interest, Shenzhen Zhaoheng Hydropower Co., Ltd. contributed RMB19.94 million, or 10% equity interest and Party A contributed RMB49.85 million, or 25% equity interest.

1. The Equity Transferred

Party A agrees to sell, and Party B agrees to purchase from Party A a 25% equity interest in Hunan Sanjiang, which is equivalent to RMB49.85 million (the “Equity Transfer”).

2. Sales Price and Payment Terms

2.1: The price of this Equity Transfer is RMB49.85 million (the “total amount”).

2.2: Party A and Party B agree that within three working days from the date this Agreement becomes effective, Party B shall pay Party A 20% of the total amount as deposit. The deposit shall be offset against the total amount after Party A and Party B fulfill their obligations under this Agreement. If this Agreement is not fulfilled due to Party B’s default, Party B is not entitled to claim a refund of the deposit. If this Agreement is not fulfilled due to Party A’s default, Party A shall refund twice the amount of the deposit.

2.3: Party B shall pay Party A the balance of the total amount within five working days from the date the registration of the Equity Transfer with the Administration for Industry and Commerce is completed  to the bank account designated by Party A.

Account Name: Zhaoheng Holdings Limited
Bank Name: Bank of China (Hong Kong) Limited
Account Number: 01259110033268

3. Rights and Obligations of Both Parties

3.1: Party A shall obtain the approval of more than half of the other shareholders of Hunan Sanjiang regarding this Equity Transfer. Once Party A receives the deposit from Party B, Party A and Party B shall amend the shareholder register, articles of association and register the Equity Transfer with the Administration for Industry and Commerce. Party A shall provide Party B with the relevant documents and materials required by the aforementioned registration.

3.2: As of the date of amendment of the shareholder register, Party A will no longer enjoy any shareholder right, and Party B shall be the legitimate owner and enjoy all rights and bear all obligations attached to the equity transferred.

4. Taxes and Fees for this Equity Transfer

Party A and Party B each shall bear his corresponding liability concerning governmental fees and taxes in relation to this Equity Transfer in accordance with relevant PRC laws and regulations.

5. Breach of Duties

5.1: If Party B fails to pay Party A the consideration for the Equity Transfer in accordance with Article 2.3 under this Agreement, Party B shall pay Party A liquidated damages at a rate of 0.5% of the overdue payment per day. If the payment is overdue for more than 30 days, Party A has the right to terminate this Agreement.

5.2: If this Agreement is terminated due to force majeure or upon reaching a consensus through consultations by both parties, Party A shall, within three working days after such termination, refund the amount paid to Party B with interest according to the corresponding loan interest set by the People’s Bank of China. Party A shall pay Party B liquidated damages at a rate of 0.5% of the overdue payment per day.

6. Dispute Resolution

The two parties may try to settle any dispute through amicable negotiations. If no agreement can be reached, either party may submit the case to the People’s Court of Shenzhen where this Agreement was signed.

7. Modification  and Termination of this Agreement

7.1: This Agreement may be modified or terminated if:

7.1.1: both parties agree to modify or terminate this Agreement due to change of situation without any harm to national and social interests;

7.1.2: all obligations under this Agreement may not be fulfilled due to force majeure; or

7.1.3: either party does not fulfill its obligations under this Agreement within the period agreed upon by both parties and the other party recognizes such non-fulfillment.

If both parties agree to terminate this Agreement, Party A shall refund payment paid to Party B.

7.2: Either party may terminate this Agreement by written notice without bearing any legal liabilities under any of the following situations:

7.2.1: Either party makes false statement or warranty under this Agreement.

7.2.2: Either party materially violates the articles under this Agreement and causes harm to the other party.

8. The Effectiveness of this Agreement:

This Agreement becomes effective after being signed and sealed by both parties.

9. Miscellaneous

9.1: Party A and Party B may sign a supplemental agreement if there are other issues not covered by this Agreement.

9.2: If the Agreement cannot be fully performed due to an event of force majeure, liability is partially or wholly exempted depending on the effect of the event of force majeure. An event of force majeure occurring after a party has defaulted on his performance does not exempt him from liability. If a party is unable to perform the Agreement as a consequence of force majeure, he shall timely notify the other party in order to mitigate the loss potentially incurred by that party, and shall provide proof within a reasonable period of time.

9.3: This Agreement is in six copies. Party A, Party B, Hunan Sanjiang, Administration for Industry and Commerce of Changde City, Administration for Foreign Exchange of Changde City, and Bureau of Commerce of Changde City shall each keep one copy.

Transferor (Party A): (Seal)	Transferee (Party B): (Seal)

Legal Representative	Legal Representative
or Authorized Representative(Signature):	or Authorized Representative (Signature):

Date: April 25, 2008

Supplemental Agreement

Transferor (hereinafter referred to as Party A): Zhaoheng Holdings Limited
Address: Unit 05, 3/F, Mirror Tower, 61 Mody Road, Tsim Sha Tsui East, Kowloon, Hong Kong
Legal Representative: Guosheng Xu
Title: Chairman of Board

Transferee (hereinafter referred to as party B): Zhaoheng Hydropower (Hong Kong) Limited
Address: Unit 05, 3/F, Mirror Tower, 61 Mody Road, Tsim Sha Tsui East, Kowloon, Hong Kong
Legal Representative: Guosheng Xu
Title: Chairman of Board

In accordance with the relevant PRC laws and regulations and adhering to the principles of voluntariness, fairness and good faith, Party A and Party B signed the Equity Transfer Agreement dated April 25, 2008 (the “Equity Transfer Agreement”), in which Party A agreed to sell and Party B agreed to purchase 25% equity interest in Hunan Sanjiang Electric Power Co., Ltd., equivalent to RMB 49.85 million (this “Equity Transfer”). Now Party A and Party B agree to the following terms in the Supplemental Agreement (this “Agreement”) after amicable negotiations concerning this Equity Transfer.

1. Effective Date of Equity Transfer:

Party A and Party B agree that the effective date of this Equity Transfer shall be December 31, 2007. After the effective date, Party A no longer enjoys any shareholder right and Party B shall be the  legitimate owner and enjoy all rights and bear all obligations attached to the equity in Hunan Sanjiang Electric Power Co., Ltd.

2. Party A and Party B may negotiate if there are other issues not covered by this Agreement.

3. This Agreement is an integral part of the Equity Transfer Agreement. Should any discrepancy arise between this Agreement and the Equity Transfer Agreement, this Agreement shall prevail.

4. This Agreement becomes effective after being signed and sealed by both parties.

Transferor (Party A): (Seal)	Transferee (Party B): (Seal)

Legal Representative	Legal Representative
or Authorized Representative(Signature):	or Authorized Representative (Signature):

Date: April 25, 2008